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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 14, 1996 in Amendment No. 2 to the Registration Statement on Form S-1 and the related Prospectus of CORE, INC. for the registration of 2,875,000 shares of its Common Stock.

  Our audits also included the financial statement schedule of CORE, INC. listed in Exhibit 99.1. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Boston, Massachusetts
July 10, 1996